Back to Schedule TO
Exhibit (a)(1)(D)

August 17, 2009	PIN: [ ]

[Name]
[Address]
[City, State and Zip]

Subject: WellCare Health Plans, Inc. Stock Option Exchange Program

Dear [Name]:

We are pleased to offer you a one-time voluntary opportunity to exchange your eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock for a lesser amount of restricted stock units (the “Exchange Offer”). Whether or not to participate in the Exchange Offer is completely your decision. The number of new restricted stock units (“RSUs”) granted will be determined according to exchange ratios based on the grant years and exercise prices of your surrendered stock options. Complete details of the Exchange Offer, including an explanation of the exchange ratios, are available in the enclosed Offer to Exchange document. If you choose not to participate, you do not need to take any action and you will keep your outstanding eligible stock options with their current terms and conditions. The Exchange Offer opens today, August 17, 2009 and expires at 5:00 p.m., Eastern Time, on September 15, 2009, unless extended.

We have partnered with BNY Mellon Shareowner Services (“BNY Mellon”) to help administer the WellCare Stock Option Exchange Program.  BNY Mellon will be  responsible for the day-to-day management of the Exchange Offer, including the Exchange Offer website, customer service telephone lines and various communications regarding participation in the Exchange Offer.

Eligibility:

Only eligible employees with eligible stock options can participate in the Exchange Offer. Eligibility criteria are explained in the enclosed Offer to Exchange document. By virtue of receiving this packet of information, you are likely an eligible employee with eligible stock options.

In this Exchange Offer packet:

This packet contains important information about the Exchange Offer, including:

▪	Personal Identification Number (“PIN”), located on the upper-right hand corner of this letter (your PIN is required to participate online);
▪	Offer to Exchange document describing the terms and conditions of the Exchange Offer;
▪	Form of Restricted Stock Unit Agreement;
▪	Tender Offer Statement on Schedule TO;
▪
Personalized paper Election Form, listing your eligible option grants and related information, including the number of shares subject to each grant, the option expiration date and the exercise price of your options; and

▪	Paper Notice of Withdrawal/Change of Election Form, in the event you decide to withdraw or change your election before the Exchange Offer expires.

We are making this offer on the terms and subject to the conditions described in the Offer to Exchange document, Election Form and Notice of Withdrawal/Change of Election Form.

How to participate:

You have two ways to elect to participate or modify a previous election in the Exchange Offer:

       1.      Stock Option Exchange Program Website:
Use the Stock Option Exchange Program Website established for the Exchange Offer at https://www.corp-action.net/Wellcare.
2.      Mail:
You may complete the enclosed paper election form and send it to BNY Mellon at the address noted on the form. You must return your completed and signed election form only to BNY Mellon.

Submissions by any other means, including delivery directly to WellCare Health Plans, Inc., its subsidiaries or any third parties other than BNY Mellon, will NOT be accepted.

Deadline:

If you choose to participate in the Exchange Offer, your election(s) must be submitted online and/or your properly completed and signed paper election form must be received by BNY Mellon by 5:00 p.m., Eastern Time, on September 15, 2009, unless this deadline is extended. If the deadline is extended, we will provide appropriate notice of the extension and the new deadline no later than 9:00 a.m., Eastern Time, on the next business day following the previous deadline. The expiration deadline will be strictly enforced. Please note that no paper election forms will be accepted unless they are properly completed, signed and received by BNY Mellon before the deadline, even if they are mailed or postmarked before the deadline.

Withdrawal:

If you wish to withdraw some or all of your previously surrendered eligible stock options from the Exchange Offer, or if you wish to otherwise change your previously submitted election form, you must notify BNY Mellon of your withdrawal/change of election either online through the Stock Option Exchange Program Website or by mail using the Notice of Withdrawal/Change of Election Form. The deadline for submitting a Notice of Withdrawal/Change of Election Form is the same as the deadline for submitting an election form, as discussed above.

You should carefully read the enclosed information. You are encouraged to consult your own outside tax, financial and legal advisors before you make any decision regarding participation in the Exchange Offer. Participation involves risks that are discussed in the “Risks of Participating in the Offer” section of the Offer to Exchange document. No one from WellCare Health Plans, Inc., BNY Mellon or any other entity is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please direct all questions regarding the Exchange Offer and how to participate to BNY Mellon.  One of BNY Mellon’s customer service representatives will be able to answer your questions over the phone.  BNY Mellon’s customer service representatives are available Monday through Friday from 8:00 a.m. to 8:00 p.m., Eastern Time, at 1-866-271-9604.

Sincerely,

Heath Schiesser
President and Chief Executive Officer
WellCare Health Plans, Inc.